Exhibit 10.4
CHANGE IN CONTROL AGREEMENT
     THIS AGREEMENT (“Agreement”) made as of the 30th day of December 2005, between First Priority Bank, a Pennsylvania banking corporation (the “Bank”), and Mary Ann Messmer, an individual (the “Executive”).
W I T N E S S E T H :
     WHEREAS, the Executive will initially be serving as President and Chief Lending Officer of the Bank following the commencement of business by the Bank; and
     WHEREAS, the Bank desires to induce the Executive to remain in its employ on an impartial and objective basis in the event of a transaction pursuant to which a Change in Control (as defined in Section 2(c)) of the Bank occurs.
     NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Term of Agreement.
     (a) In General. Except as otherwise provided herein, the term of this Agreement will be for a period commencing on the date of this Agreement and ending on December 31, 2007; provided, however, that this Agreement will automatically be renewed on January 1 of each year (the “Annual Renewal Date”) for the two calendar years from each Annual Renewal Date, unless either the Executive or the Bank gives written notice to the other at least 120 days prior to an Annual Renewal Date (in which case this Agreement will continue in effect only for the two calendar years following such notice).
     (b) Termination for Cause. Notwithstanding the provisions of Section l(a), this Agreement will terminate automatically upon termination of the Executive’s employment by the Bank for Cause. As used in this Agreement, the term “Cause” means:
     (i) prior to a Change in Control, termination for any reason; and
     (ii) concurrent with or following a Change in Control, termination following (A) the Executive’s conviction or plea of guilty or nolo contendere to a felony, a crime of falsehood, or a crime involving fraud or moral turpitude, or the actual incarceration of the Executive for a period of 45 consecutive days, (B) the Executive’s willful and repeated failure to follow the lawful instructions of the Bank after receipt of written notice of such instructions from an appropriate corporate official, other than a failure resulting from the Executive’s incapacity because of physical. or mental illness, or (C) the removal or prohibition of the

Executive from being an institution-affiliated party by a final order of an applicable federal banking agency pursuant to Section 8(c) of the Federal Deposit Insurance Act or any other provision of applicable law.
If the Executive’s employment is terminated for Cause, the Executive’s rights under this Agreement will cease as of the effective date of such termination.
     (c) Voluntary Termination, Retirement, or Death. Notwithstanding the provisions of Section l(a), this Agreement will terminate automatically upon the voluntary termination of the Executive’s employment (other than in accordance with Section 2), the Executive’s retirement or the Executive’s death. In any such event, the Executive’s rights under this Agreement will cease as of the effective date of such termination; provided, however, that if the Executive dies after a Notice of Termination (as defined in Section 2(b)) is delivered by the Executive in accordance with such section, the payments described in Section 3 will nonetheless be made to the person or persons determined pursuant to Section 9(b).
     (d) Disability. Notwithstanding the provisions of Section l(a), this Agreement will terminate automatically upon the termination of the Executive’s employment by reason of the Executive’s Disability. In such event, the Executive’s rights under this Agreement will cease as of the effective date of such termination; provided, however, that if the Executive becomes disabled after a Notice of Termination is delivered by the Executive in accordance with Section 2(b), he will nonetheless be entitled to receive the payments described in Section 3. As used in this Agreement, the term “Disability” means incapacitation, by accident, sickness or otherwise, such that the Executive is rendered unable to perform the essential duties required of the Executive by the Executive’s position with the Bank at that time, notwithstanding reasonable accommodation, for a period of six (6) consecutive months.
     2. Termination Following a Change in Control.
     (a) Events Giving Right To Terminate For Good Reason. If a Change in Control occurs and, concurrently therewith or thereafter during the term of this Agreement, an event constituting Good Reason also occurs with respect to the Executive, he may terminate the Executive’s employment in accordance with the provisions of Section 2(b) and, thereupon, will become entitled to the payments described in Section 3. As used in this Agreement, the term “Good Reason” means any of the following events:
     (i) the involuntary termination of the Executive, other than an involuntary termination permitted in Sections 1 (b) and (d);
     (ii) a reduction in the Executive’s title, responsibilities (including reporting responsibilities) or authority as in effect immediately prior to the Change in Control;
     (iii) the assignment to the Executive of duties inconsistent with the

Executive’s position immediately prior to the Change in Control, except for an assignment of duties consistent with a position permitted in Clause (ii);
     (iv) reassignment of the Executive to a principal office which is more than 50 miles from Malvern, Pennsylvania;
     (v) a reduction in the Executive’s annual base salary in effect immediately prior to the Change in Control;
     (vi) the failure to provide the Executive with welfare, pension, incentive compensation, fringe and other benefits of an equivalent value, in the aggregate, to which he was entitled immediately prior to the Change in Control, unless such failure occurs by reason of a reduction or change in such benefits for employees generally of the corporation which is the acquiring, resulting or successor corporation in the Change in Control (or an affiliate thereof); or
     (vii) any material breach of this Agreement by the Bank, coupled with the failure to cure the same within 30 days after receipt of written notice of such breach from the Executive.
     (b) Notice of Termination. Upon the occurrence of a Change in Control and an event of Good Reason, the Executive may, within 180 days of the occurrence of any such event, resign from employment by a notice in writing (“Notice of Termination”) delivered to the Bank, whereupon he will become entitled to the payments described in Section 3. In the case of a termination described in Clause (i) of Section 2(a), the Executive will confirm the Executive’s involuntary termination, in writing, within 90 days of the date of such termination, and such confirmation will be deemed a Notice of Termination.
     (c) Change in Control Defined. As used in this Agreement, the term “Change in Control” means any of the following:
     (i) any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities and Exchange Act of 1934 (the “Exchange Act”)) other than a subsidiary of the Bank or an employee benefit plan of the Bank or a subsidiary of the Bank (including a related trust), becomes the beneficial owner (as determined pursuant to Rule 13d-3 under the Exchange Act, whether or not such rule then applies to the Bank), directly or indirectly of securities of the Bank representing more than 20% of the combined voting power of the Bank’s then outstanding securities;
     (ii) the occurrence of, or execution of an agreement providing for, a sale of all or substantially all of the assets of the Bank to an entity which is not a direct or indirect subsidiary of the Bank;
     (iii) the occurrence of, or execution of an agreement providing for, a reorganization, merger, consolidation or similar transaction involving the Bank, unless (A) the shareholders of the Bank immediately prior to the consummation of any such transaction will initially own securities representing at least a majority of the voting power of the surviving or resulting corporation, and (B) the directors of the Bank immediately prior to the consummation of such transaction will initially represent at least a majority of the directors of the surviving o r resulting corporation;
     (iv) during any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Bank cease to constitute the majority of such Board (unless the election of each new director was expressly or by implication approved by a majority of the Board members who were still in office and who were directors at the beginning of such period); and
     (v) any other event which is at any time irrevocably designated as a “Change in Control” for purposes of this Agreement by resolution adopted by a majority of the then non-employee directors of the Bank.
     3. Rights in the Event of Certain Terminations Following Change in Control. In the event the Executive validly and timely delivers a Notice of Termination to the Bank, he will be entitled to receive the following payments and benefits:
     (a) Basic Payments. The Executive will be paid an amount equal to two times the sum of (i) the highest annualized base salary paid to the Executive by the Bank during the year of termination or the immediately preceding two calendar years, and (ii) the highest bonus paid to the Executive by the Bank with respect to one of the two calendar years immediately preceding the year of termination. Such amount will be paid to the Executive in one lump sum within 30 days following the later of the date of termination of employment or the delivery of a Notice of Termination.
     (b) Supplemental Payment in Lieu of Certain Benefits. In lieu of continued pension, welfare and other benefits, a lump sum cash payment equal to 45% of the amount determined under Section 3(a)(i) will be paid to the Executive within 30 days following the later of the date of termination of employment or the delivery of a Notice of Termination.
     (c) Excise Tax Matters in General. In the event that the amounts and benefits payable under this section, when added to other amounts and benefits which may become payable to the Executive by the Bank, are such that he becomes subject to the excise tax provisions of Section 4999 of the Internal Revenue Code of 1996, as amended (the “Code”), the Bank will pay the Executive (or cause the Executive to be paid) such additional amount or amounts as will result in the Executive’s retention (after the payment of all federal, state and local excise, employment, and income taxes on such payments and the value of such benefits) of a net amount equal to the net amount he would have retained had the initially calculated payments and benefits been subject only to income and employment taxation. For purposes of the preceding sentence, the Executive will be deemed to be subject to the highest marginal federal, state and local tax rates. All calculations required to be made under this subsection will be made by the Bank’s independent certified public accountants, subject to the right of Executive’s representative to review the same. All such amounts required to be paid will be paid at the time any withholding may be required under applicable law, and any additional amounts to which the Executive may be entitled will be paid or reimbursed no later than 15 days following confirmation of such amount by the Bank’s accountants. In the event any amounts paid hereunder are subsequently determined to be in error because estimates were required or otherwise, the parties agree to reimburse each other to correct such error, as appropriate, and to pay interest thereon at the applicable federal rate (as determined under Code Section 1274 for the period of time such erroneous amount remained outstanding and unreimbursed). The parties recognize that the actual implementation of the provisions of this subsection are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
     4. Legal Expenses. The Bank will pay (or cause to be paid) to the Executive all reasonable legal fees, other professional fees, and expenses when incurred by the Executive in seeking to obtain or enforce any right or benefit provided by this Agreement, provided the Executive pursues the action in good faith.
     5. Notices. Any notice required or permitted to be given under this Agreement will, to be effective hereunder, be given to the Bank, in the case of notices given by the Executive, and will, to be effective hereunder, be given by the Bank, in the case of notices given to the Executive. Any such notice will be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to the residence of the Executive, in the case of notices to the Executive, and to the principal office of the Bank, in the case of notices to the Bank.
     6. Waiver. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and an executive officer of the Bank specifically designated by the Board of Directors of the Bank. No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     7. Assignment. This Agreement is not assignable by any party hereto, except by the Bank to any successor in interest to the business of the Bank.
     8. Entire Agreement. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement and, in accordance with the provisions of Section 18, supersedes any prior understanding of the parties.
     9. Successors; Binding Agreement.

     (a) The Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place. Failure by the Bank to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, the “Bank” means the Bank as hereinbefore defined and any successor to the business and/or assets of the Bank as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     (b) This Agreement will inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If the Executive should die while any amount is payable to the Executive under this Agreement if the Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee, or, if there is no such designee, to the Executive’s estate.
     10. Continuation of Certain Provisions. Any termination of the Executive’s employment under this Agreement or of this Agreement will not affect the benefit provisions of Section 3 or 4, which will, if relevant, survive any such termination and remain in full force and effect in accordance with their respective terms.
     11. Other Rights. Except as provided in Section 18, nothing herein will be construed as limiting, restricting or eliminating any rights the Executive may have under any plan, contract or arrangement to which he is a party or in which he is a vested participant; provided, however, that any termination payments required hereunder will be in lieu of any severance benefits to which he may be entitled under a severance plan or arrangement of the Bank; and provided further, that if the benefits under any such plan or arrangement may not legally be eliminated, then the payments hereunder will be reduced (but not below zero) by the amount payable under such plan or arrangement.
     12. No Mitigation or Offset. The Executive will not be required to mitigate the amount of any payment provided for in this Agreement by seeking employment or otherwise; nor will any amounts or benefits payable or provided hereunder be reduced in the event he does secure employment.
     13. Validity. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
     14. Applicable Law. Except to the extent preempted by federal law, this Agreement will be governed by and construed in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

     15. Number. Words used herein in the singular will be construed as being used in the plural, as the context requires, and vice versa.
     16. Headings. The headings of the sections and subsections of this Agreement are for convenience only and will not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.
     17. References to the Bank. All references to the Bank shall be deemed to include references to companies affiliated with the Bank, as appropriate in the relevant context.
     18. Effective Date; Termination of Prior Understandings. This Agreement will become effective immediately upon the execution and delivery of this Agreement by the parties hereto. Upon the execution and delivery of this Agreement, any prior understanding relating to the subject matter hereof will be deemed automatically terminated and be of no further force or effect.
     19. Withholding For Taxes. All amounts and benefits paid or provided hereunder will be subject to withholding for taxes as required by law.
     20. Individual Agreement. This Agreement is an agreement solely between and among the parties hereto. It is intended to constitute a nonqualified unfunded arrangement for the benefit of a key management employee and will be construed and interpreted in a manner consistent with such intention.
     21. Compliance with American Jobs Creation Act of 2004. To the extent any provision of this Agreement (or any document referred to herein) is in conflict with the American Jobs Creation Act of 2004 (the “2004 Act”), the parties agree to modify this Agreement, in good faith and to the extent possible, to mitigate any adverse tax consequences that may otherwise result to the Executive or the Bank. Such modification(s) shall include, among other things, the deferral of the commencement of severance benefits for six months to the extent required by the 2004 Act and Code Section 409A.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FIRST PRIORITY BANK

	By	/s/ David E. Sparks

(SEAL)	Attest:	/s/ Lawrence E. Donato

(Assistant) Secretary

(the “Bank”)

Witness :

/s/ Elaine Galezian	/s/ Mary Ann Messmer		(SEAL)

(the “Executive”)